EXHIBIT 99.1

[LOGO]

For Immediate Release	Contact: Ed Chambers
484-947-2000

A. NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

B. FISCAL YEAR REVENUE AND EARNINGS

West Chester, PA, September 30, 2003 - Nobel Learning Communities, Inc. (NASDAQ:NLCI), a for-profit provider of education and school management services for the pre-elementary through 12th grade market, today reported financial results for the fiscal year ended June 30, 2003. These results include significant asset write-downs and the establishment of certain reserves, including:

-	Conducting a valuation of its goodwill for the fourth quarter ended June 30, 2003, as required by SFAS No. 142, Goodwill and Other Intangible Assets. Based on the level two analysis of this annual impairment testing required by SFAS No. 142, the Company recorded a goodwill impairment charge of $5,500,000, pre-tax. In its Quarterly Report on Form 10-Q for the second quarter ended December 31, 2002, the Company previously reported a goodwill impairment at December 31, 2003 of $2,200,000, pre-tax. This resulted in an aggregate goodwill impairment of $7,700,000, pre-tax, for the entire fiscal year.

-	During the first half of Fiscal 2003, the Company reported asset write-downs and reserves for an elementary school in Florida and a charter school in Arizona. These write-downs, to the respective net realizable values of such properties, were in the amounts of $325,000, pre-tax, in the case of the Florida school, and $2,297,000, pre-tax, in the case of the Arizona school. The schools were transferred to discontinued operations at the time that such write-downs occurred. In addition, in its press release dated February 28, 2003, the Company announced that it had established a new managed assets division, into which the Company would transfer locations that are under-performing and do not fit within the Company’s ongoing business or geographic strategies. It was announced at that time that the Company expected that the resulting charges would be recorded during Fiscal 2003 as part of discontinued operations. In connection with this, the Company announced today that during the fourth quarter ended June 30, 2003, it had set up an additional reserve for discontinued operations of $2,991,000, pre-tax, related to the properties transferred to the managed assets division. This results in aggregate write-downs and reserves for discontinued operations for the entire fiscal year of $5,613,000, pre-tax.

-	Based on its year-end review, the Company has recorded a $1,000,000, pre-tax, valuation reserve against a $2,500,000 note receivable from Total Educations Solutions, Inc. (“TES”), due to factors including TES’ current and projected financial performance. Under the terms of that note, the Company can convert a portion of this note into a 30% ownership position in TES.

-	The Company also reported that it had completed a valuation study of intangible assets related to its wholly-owned subsidiary, The Activities Club, Inc. Based on this study, the Company has recorded an impairment reserve of $1,015,000, pre-tax.

-	Finally, the Company reported approximately $900,000, pre-tax, of miscellaneous asset write-offs.

Primarily as a result of these factors, the Company reported a Net Loss of $11,534,000 for the fiscal year ended June 30, 2003, compared to Net Income of $2,834,000 as of June 30, 2002. Revenues related to Continuing Operations for June 30, 2003 were $149,938,000, an increase of 3.3% over the $145,117,000 reported a year earlier.

As a result of the significant charges against income, the Company is finalizing an amendment to its Loan Agreement with Fleet Bank. The Company has an agreement in principal to exclude certain charges in calculating its loan covenants, which will place the Company in compliance with its obligations under the Amended Loan Agreement.

Due to complexities in compiling and analyzing information related to the Company’s identification, valuation and determination of the components of the Company’s discontinued operations, the related restatements of prior periods presented, and in light of recent management changes, including the appointment of George Bernstein as Chief Executive Officer on July 25, 2003, the Company is filing for an extension of time to file its Annual Report on Form 10-K. The Company expects to file its Annual Report on Form 10-K within the next 15 days.

George Bernstein, the Company’s new CEO, stated, “Since joining Nobel Learning Communities in August, I have had the opportunity to review each of the Company’s businesses and strategies, visit our schools and speak to our field organization and customers. What I have discovered is a very solid, exciting core business that has significant potential. After evaluating the plans that already had been put in place to exit certain businesses and improve the Company’s performance, we have further refined our focus for the future. The result is a number of write-downs, asset impairments and other adjustments that negatively impact our fiscal year results. We believe that the Company is now in a position to focus on our strong base businesses and is poised to capture the potential of our pre-elementary school and elementary school cluster model. We are particularly excited about the growth potential of our Paladin Academy special education product.

Our focus for Fiscal 2004 will be on growth in comparable school revenue through investments in existing schools, improved marketing, focus on student retention programs, increased ancillary income streams, and expansion of Paladin Academy programs within our elementary school portfolio. Our other priorities are to build a strong leadership team and improve stockholder returns. I am very excited about the growth potential of our business and the opportunities we have within our existing school portfolio.”

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC.

TABLE TO FOLLOW –

Nobel Learning Communities, Inc.

Consolidated Statements of Operations

For the Twelve Months Ended June 30, 2003 and 2002

(In thousands except earnings per share data)

	Twelve Months Ended June 30,
	2003	2002
Revenues	$149,938	$145,117

School operating profit	18,054	22,012
Goodwill and other intangible impairment	8,715	—
Transaction related costs	1,168	—
General and administrative	13,885	11,776

Operating (loss) income	(5,714)	10,236
Interest expense	3,740	3,637
Other income and minority interest	189	126

(Loss) Income from continuing operations before income taxes (benefits)	(9,265)	6,725
Income taxes (benefit) expense	(2,438)	2,674

(Loss) income from continuing operations	(6,827)	4,051
Loss from discontinued operations, net of taxes	(4,707)	(1,217)

Net (loss) income	$(11,534)	$2,834

Weighted average shares	6,336	7,475
Diluted (loss) earnings per share:
(Loss) income from continuing operations	$(1.09)	$0.54
Discontinued operations	(0.74)	(0.16)

Net (loss) income per share	$(1.83)	$0.38

Selected Balance sheet data:	As of June 30, 2003	As of June 30, 2002
Property and equipment, net (Including assets held for sale)	$35,958	$39,589
Goodwill	39,965	48,376
Total debt	35,465	40,217
Stockholders’ equity	37,075	42,487

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